Exhibit 3.2

AMENDED AND RESTATED BY-LAWS
OF
KIMBALL ELECTRONICS, INC.

ARTICLE I.
Location of Offices
1.1    Principal Office. The headquarters and principal office of the Corporation shall be located in Jasper, Indiana.

1.2    Other Offices. The Corporation may have and maintain such other offices as the Board of Directors may from time to time designate or the business of the Corporation shall require.
ARTICLE II.
The Shareholders
2.1    Annual Meetings. Annual meetings of the shareholders of the Corporation shall be held each year on such date, at such hour and at such place within or without the State of Indiana as shall be designated by the Board of Directors. In the absence of designation, the meeting shall be held at the principal office of the Corporation.

2.2    Special Meetings.
(a)    Special meetings of shareholders of the Corporation may be called at any time by the Board of Directors, the Chair of the Board, the Lead Independent Director, the Chief Executive Officer, the President, or one or more Record Shareholders (as defined below) to the extent permitted by the Articles of Incorporation.
(b)    The Corporation may postpone, reschedule, adjourn, or cancel any special meeting of shareholders previously scheduled by the Board of Directors.
(c)    To be in a proper form, a request for a special meeting of shareholders submitted by one or more Record Shareholders must:
1)    be in writing and be delivered in person or by registered mail to the Secretary of the Corporation;
2)    specify in reasonable detail the purpose(s) of and the business proposed to be conducted at the special meeting of shareholders;
3)    propose a date for the special meeting of shareholders, which date shall be no fewer than thirty (30) and no more than ninety (90) days from the date on which the request is delivered to the Secretary of the Corporation;
4)    provide the same information as would be required in a shareholder notice for such business to properly be brought by a shareholder before the annual meeting of shareholders as set forth in Section 2.5 or Section 2.6 of these Bylaws, as applicable; and

5)    provide reasonable evidence from one or more securities intermediaries that, as of the date of the written request, the Record Shareholder(s) own at least the Requisite Percentage (as defined below) of the outstanding shares of common stock of the Corporation. The information required by this paragraph 5 shall be updated and supplemented by the Record Shareholders within five (5) business days after the record date for the special meeting of shareholders to be current as of the record date.
(d)    For purposes of this Section 2.2, a Record Shareholder is a shareholder that is deemed to “own” only the shares described in Section 2.15(c)(5) of these By-Laws, excluding for this purpose any shares the Record Shareholder has loaned (regardless of whether the Record Shareholder has the ability to recall such loaned shares at any time).
(e)    The “Requisite Percentage” means 25% of the outstanding shares of common stock of the corporation.
(f)    The Board of Directors, the Chair of the Board, the Lead Independent Director, the Chief Executive Officer or the President, as the case may be, calling a special meeting of shareholders shall set the date, time and place of such meeting, which may be held within or without the State of Indiana.
(g)    If the Board of Directors determines a shareholder request for a special meeting of shareholders complies with the Articles of Incorporation and the provisions of these By-Laws, the Board of Directors shall call and send notice of a special meeting of shareholders for the purpose set forth in such request within thirty (30) days of receipt of the request. The Board of Directors shall determine the date for such special meeting of shareholders and the record date for shareholders entitled to notice of and to vote at such meeting. Business transacted at a special meeting of shareholders requested by shareholders shall be limited to the purpose(s) stated in the request, unless the Board submits additional matters to shareholders for consideration at such special meeting of shareholders .
(h)    In calling a special meeting in response to a valid shareholder request that complies with the Articles of Incorporation and the provisions of these By-Laws, the Board of Directors shall have discretion to refuse to call a special meeting of shareholders (1) if the meeting request relates to an item of business that is not a proper subject for shareholder action under applicable law, (2) if the meeting request was made in a manner that involved a violation of Regulation 14A of the Exchange Act, (3) if the purpose of the meeting is identical or substantially similar to a purpose for which a previous special meeting of shareholders which was held, or was the subject of a proposal presented at an annual meeting of shareholders which was held, within the previous 90 days or is scheduled to be the subject of business to be conducted an annual meeting of shareholders to be held within 90 days after the date of the shareholder request, or (4) if the meeting, if so called and without regard to its subject matter, would be held within 90 days before the anniversary of the Corporation’s previous annual meeting of shareholders. For the avoidance of doubt, the election of any director shall be deemed substantially similar to all items of business for a special meeting of shareholders involving the election or removal of directors.
(i)    A shareholder may revoke a request for a special meeting of shareholders at any time by written revocation delivered to the Secretary of the Corporation. A request for a special meeting of shareholders shall be automatically deemed to have been revoked if the

Record Shareholder(s) requesting the special meeting of shareholders do not continue to own at least the Requisite Percentage at all times from the date of the request through the date of the applicable special meeting of shareholders, and the Record Shareholder(s) requesting the special meeting of shareholders shall promptly notify the Secretary of the Corporation of any decrease in ownership of shares of common stock of the Corporation that results in such automatic revocation. If, following any such revocation, there are unrevoked requests from Record Shareholder(s) holding in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel such special meeting of shareholders.
2.3    Notices.
(a) A written notice, stating the date, time, and place of any meeting of the shareholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered, mailed or sent by electronic transmission by the Secretary of the Corporation, to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting no fewer than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of shareholders’ meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his or her address shown in the Corporation’s current record of shareholders.
(b) A shareholder or his or her proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter when it is presented. Each shareholder who has, in the manner above provided, waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.
(c) If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

2.4    Organization.
(a)    Meetings of shareholders shall be presided over by the Chair of the Board of Directors, if any, or in the Chair of the Board’s absence by the Lead Independent Director, or in the Lead Independent Director’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by a person designated by the Board of Directors, or in the absence of a person so designated by the Board of Directors, by a chairman chosen at the meeting by the shareholders. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as Secretary of the meeting and keep a record of the proceedings thereof.
(b)    The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

2.5    Business of Shareholder Meetings.
(a) At each annual meeting, the shareholders shall elect the directors and shall conduct only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, all business, including nominations of candidates for and the election of Directors, must be (1) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (3) otherwise properly brought before the meeting by a shareholder of the Corporation who (i) was a shareholder of record at the time of giving the notice provided for in this Section 2.5 or in Section 2.6 of these By-Laws, as applicable, (ii) is entitled to vote at the meeting, and (iii) complied with the notice procedures set forth in this Section 2.5 or in Section 2.6 of these By-Laws, as applicable.
(b) For business other than nominations of candidates for and the election of Directors to be properly brought before an annual meeting by a shareholder pursuant to Section 2.5(a)(3), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation. To be timely, a shareholder’s notice shall be delivered not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 110th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.
(c) Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined below in this Section 2.5); (2) as to the shareholder giving the notice and any Shareholder Associated Person (i) the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of any Shareholder Associated Person, (ii) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given, (iii) any derivative positions held or beneficially held by the shareholder and by any Shareholder

Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities, and (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (3) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect.
(d) Notwithstanding anything in these By-Laws to the contrary and not including nominations of candidates for and the election of Directors, which are governed by Section 2.6 of these By-Laws, no business shall be conducted at any annual meeting except in accordance with this Section 2.5, and the Chair of the Board or other person presiding at an annual meeting of shareholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by Section 2.5(c)(3). If a shareholder does not appear or send a qualified representative to present his or her proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(e) Notwithstanding the foregoing provisions of this Section 2.5, a shareholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies for an annual meeting shall comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5.
(f) In no event shall the adjournment of a meeting commence a new time period for the giving of a shareholder’s notice as described above.
(g) For the purposes of this Section 2.5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. “Shareholder Associated Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

2.6    Notice of Shareholder Nominations.
(a) Nominations of persons for election as Directors may be made by the Board of Directors or by any shareholder who is a shareholder of record at the time of giving the notice of nomination provided for in this Section 2.6 and who is entitled to vote in the election of Directors. Any shareholder of record entitled to vote in the election of Directors at a meeting may nominate a person or persons for election as Directors only if timely written notice of such shareholder’s intent to make such nomination is given to the Secretary of the Corporation at the principal executive office of the Corporation in accordance with the procedures for bringing nominations before an annual meeting set forth in this Section 2.6. To be timely, a shareholder’s notice shall be delivered (1) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 110th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 2.5 of these By-Laws) is first made of the date of such meeting, and (2) with respect to an election to be held at a special meeting of shareholders, not earlier than the 110th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.
(b) Such shareholder’s notice shall set forth: (1) the name and address of the shareholder who intends to make the nomination as they appear on the Corporation’s books, the person or persons to be nominated and the name and address of any Shareholder Associated Person (as defined in Section 2.5 of these By-Laws); (2) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting in such election and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) (i) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given and (ii) any derivative positions held or beneficially held by the shareholder and by any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person as of the date such notice is given with respect to the Corporation’s securities; (4) a description of all arrangements or understandings between or among the shareholder, any Shareholder Associated Person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (5) such other information regarding each nominee proposed by such shareholder as would have been required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder; (6) the consent of each nominee to serve as a Director if so elected; and (7) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s) in accordance with Rule 14a-19 promulgated under the Exchange Act, a representation to that effect. The Corporation may require any person or persons to be nominated to furnish such other information as it may reasonably require to determine the eligibility of such person or persons to serve as a Director of the Corporation.

(c) The chairman of any meeting of shareholders to elect Directors and the Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made the representation required by Section 2.6(b)(7). If a shareholder does not appear or send a qualified representative to present his or her nomination at such meeting, the Corporation need not present such nomination for a vote at such meeting, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(d) Without limiting the other provisions and requirements of this Section 2.6, unless otherwise required by law, if any shareholder (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.7    Voting. Except as otherwise provided by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, each share of Common Stock of the Corporation that is outstanding at the record date established for any annual or special meeting of shareholders and is outstanding at the time of and represented in person or by proxy at the annual or special meeting, shall entitle the record holder thereof, or his proxy, to one (1) vote on each matter voted on at the meeting. A majority of the votes of the Corporation’s stock cast at any such meeting shall be sufficient for the adoption or rejection of any question presented (other than the election of the Board of Directors) unless otherwise provided by law or by the Corporation’s Articles of Incorporation.

2.8    Quorum. Unless the Indiana Business Corporation Law provides otherwise, at all meetings of shareholders, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

2.9    Record Date. Only such persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting as shall appear as shareholders upon the books of the Corporation as of such record date as the Board of Directors shall determine, which date may not be earlier than the date seventy (70) days immediately preceding the meeting. In the absence of such determination, the record date shall be the fiftieth (50th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders shall be determined as of the close of business on the record date.

2.10    Record Ownership. The Corporation shall be entitled to treat the holder of any share or shares of stock of the Corporation, as recorded on the stock record or transfer books of the Corporation, as the holder of record and as the holder and owner in fact thereof and, accordingly, shall not be required to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, firm, partnership, corporation or association, whether or not the Corporation shall have express or other notice thereof, save as is otherwise expressly required by law, and the term “shareholder” as used in these By-Laws means one who is a holder of record of shares of the Corporation.

2.11    Proxies. A shareholder may vote his or her shares either in person or by proxy. A shareholder may authorize a person or persons to act for the shareholder as proxy (including authorizing the person to receive, or to waive, notice of any shareholders’ meeting within the effective period of such proxy) by executing a writing, transmitting or authorizing the transmission of an electronic submission or in any manner permitted by law. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for eleven (11) months unless a shorter or longer period is expressly provided in the appointment. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment. Subject to the Indiana Business Corporation Law and to any express limitation on the proxy’s authority contained in the writing or electronic submission, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

2.12    Written Consents. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by all the shareholders entitled to vote on the action, and, within 60 days of the earliest date on which a shareholder signs the written consent, delivered to the Corporation for inclusion in the minutes or filing with the corporate records reflecting the action taken. Action taken under this Section 2.12 is effective when the last shareholder signs the written consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed written consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such written consents. A written consent signed under this Section 2.12 shall have the same effect as a unanimous vote of all shareholders and may be described as such in any document.

2.13    Participation Other than in Person. Any or all shareholders may participate in an annual or special meeting of shareholders by, or through the use of, any means of communication, such as conference telephone, by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by such means shall be deemed to be present in person at the meeting.

2.14    Director Resignation Policy.
(a)    The standard for the election of Directors by the Corporation’s shareholders is set forth in the Corporation’s Articles of Incorporation. The following procedures apply only to an uncontested election of Directors.
(b)    For any incumbent Director to be renominated for election to the Board of Directors, such incumbent Director must deliver to the Corporate Secretary, prior to the mailing of the proxy statement for the annual meeting at which they are to be nominated for re-election as a Director, a signed, irrevocable resignation which shall become automatically effective ninety (90) days after the date on which an inspector of elections has certified that such incumbent Director has failed to receive a majority of the votes cast (as defined in the Corporation’s Articles of Incorporation) in an uncontested election of Directors, unless the Board of Directors elects to exercise its authority to reject such resignation under this Section 2.14.
(c)    The Board of Directors shall determine whether to reject the resignation within ninety (90) days after the certification of the shareholder vote. As part of such determination, the Board of Directors shall consider whether there are any extraordinary facts or circumstances that would make it in the best interest of the shareholders and the Corporation for the Board of Directors to reject such resignation and permit an incumbent Director who has failed to receive a majority of the votes cast in an uncontested election of Directors to nonetheless remain on the Board of Directors until the expiration of the term for their respective Director class. The Board of Directors shall cause the Company to publicly disclose (via a press release and through filing appropriate disclosures with the Securities and Exchange Commission) whether such resignation has become effective or, if the Board of Directors has rejected such resignation, the fact that such rejection has occurred and the reasons therefor.
(d)    If an incumbent Director’s irrevocable resignation becomes effective pursuant to this Section 2.14, or if an incumbent Director is otherwise not elected to the Board of Directors, then the Board of Directors may fill the resulting vacancy in accordance with Section 3.6 of these By-Laws, or otherwise reduce the size of the Board of Directors to eliminate such incumbent Director’s seat in accordance with Section 3.4(a) of these By-Laws.
(e)    Except as provided in the next sentence, no incumbent Director who fails to receive a majority of the votes cast in an uncontested election of Directors will participate in any Committee recommendation or Board of Directors decision about filling their vacant Board of Directors seat.
(f)    If no incumbent Director receives a majority of the votes cast in an uncontested election of Directors, then the incumbent Directors (1) will nominate a slate of Directors and hold a special meeting of shareholders for the purpose of electing those nominees as soon as practicable, and (2) may in the interim identify one or more incumbent Director(s) to continue serving as the Board of Directors until their successors are elected.
2.15    Proxy Access.
(a)    Inclusion of Shareholder Nominees in Corporation’s Proxy Statement.
(1)    Subject to the provisions of this Section 2.15 (the “Proxy Access Bylaw”), if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of shareholders (but not at any special meeting of shareholders): (A) the names of any person or persons nominated for election (each, a “Shareholder Nominee”), who shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Shareholder (as defined below) or group of up to 20 Eligible Shareholders that, as determined by the Board of Directors, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures and requirements set forth in this Section 2.15 (such Eligible Shareholder or group of Eligible Shareholders being a “Nominating Shareholder”); (B) disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (C) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Shareholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.15(e)(2), and provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act, including Rule 14a-9 thereunder (the “Supporting Statement”)); and (D) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 2.15 and any solicitation materials or related information with respect to a Shareholder Nominee.
(2)    For purposes of this Section 2.15, any determination to be made by the Board of Directors or any interpretation under this Section 2.15 (including whether a person or group qualifies as an Eligible Shareholder, whether shares of the Corporation’s capital stock are “owned”, whether a Nomination Notice is in compliance with this Section 2.15, whether a person satisfies the requirements to be a Shareholder Nominee, and whether all information, representations, or agreements that are required under this Section 2.15 have been satisfactorily delivered) may be made by the Board of Directors, a committee of the Board of Directors to which such responsibility has been delegated or a committee of the Board of Directors, and any such determination or interpretation shall be final and binding on the Corporation, any Eligible Shareholder, any Nominating Shareholder, any Shareholder Nominee, any record or beneficial owners of the stock of the Corporation, and any other person so long as such determination or interpretation has been made in good faith (without any further requirements). The chairperson of any annual meeting of shareholders, in addition to making any other determinations or interpretations that may be appropriate to the conduct of the meeting, shall also have the power and duty to determine whether a Shareholder Nominee has been duly nominated in accordance with the requirements of this Section 2.15 and, if not so nominated, shall direct and declare at the meeting that such Shareholder Nominee shall not be considered.
(b)    Maximum Number of Shareholder Nominees.

(1)    The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number of directors constituting the greater of (y) two or (z) 25%, rounded down to the nearest whole number, of the total number of directors of the Corporation then serving on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.15 (the “Maximum Number”).
(2)    The Maximum Number for a particular annual meeting of shareholders shall be reduced by: (A) each Shareholder Nominee whose nomination is withdrawn by the Nominating Shareholder or who becomes unwilling to serve on the Board of Directors; (B) each Shareholder Nominee who ceases to satisfy, or each Shareholder Nominee of a Nominating Shareholder that ceases to satisfy, the eligibility requirements in this Section 2.15, as determined by the Board of Directors; (C) each Shareholder Nominee who the Board of Directors itself decides to nominate for election at such annual meeting of shareholders; and (D) the number of incumbent directors who had been Shareholder Nominees at any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting of shareholders is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.15 but before the date of the annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be recalculated based on the reduced size of the Board of Directors.
(3)    If the number of Shareholder Nominees pursuant to this Section 2.15 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s common stock that each Nominating Shareholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.15(c)(6), a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 2.15, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the Corporation: (y) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement Shareholder Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (z) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of shareholders.

(c)    Eligibility of Nominating Shareholder.
(1)    An “Eligible Shareholder” is a person who has either (y) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in this Section 2.15(c) continuously for the Minimum Ownership Period (as defined below) specified in subsection (2) of this Section 2.15(c) or (z) provides to the Secretary, within the Minimum Ownership Period referred to in subsection (2) of this Section 2.15(c), evidence of continuous ownership of such shares for such Minimum Ownership Period from one or more securities intermediaries in a form that the Board of Directors determines acceptable.
(2)    An Eligible Shareholder or group of up to 20 Eligible Shareholders may submit a nomination in accordance with this Section 2.15 only if the Eligible Shareholder or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the Minimum Ownership Period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of shareholders. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors that the Eligible Shareholder consists only of two or more funds that are: (A) under common management and investment control; (B) under common management and funded primarily by the same employer; or (C) a “group of investment companies” (as defined in the Investment Company Act of 1940, as amended). In the event of a nomination by a Nominating Shareholder that includes more than one Eligible Shareholder, any and all requirements and obligations for a given Eligible Shareholder shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder cease to satisfy the eligibility requirements in this Section 2.15, as determined by the Board of Directors, or withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting of shareholders, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. As used in this Section 2.15, any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder.
(3)    The “Minimum Ownership Period” means three years.
(4)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(5)    For purposes of this Section 2.15, an Eligible Shareholder shall be deemed to own only those outstanding shares of the Corporation’s common stock as to which such Eligible Shareholder possesses both: (A) the full voting and investment rights pertaining to such shares and (B) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with subsections (1) and (2) of this Section 2.15(c) not include any shares: (w) purchased or sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (x) that were entered into short positions or otherwise sold short by such Eligible Shareholder, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purpose or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Shareholder or any of its affiliates. For purposes of this Section 2.15, an Eligible Shareholder shall be deemed to own shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Shareholder. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares; provided that (A) the Eligible Shareholder both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares promptly upon being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting of shareholders and (B) the Eligible Shareholder holds the recalled shares through the annual meeting of shareholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 2.15(c)(5), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the Exchange Act and the rules and regulations promulgated thereunder.
(6)    No Eligible Shareholder shall be permitted to be a member of more than one group constituting a Nominating Shareholder, and if any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice.
(1)    To nominate a Shareholder Nominee pursuant to this Section 2.15, the Nominating Shareholder (including, for the avoidance of doubt, each group member in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders) must deliver to the Secretary of the Corporation at the principal offices of the Corporation all of the following information and documents in a form that the Board of Directors determines acceptable (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that if (and only if) the annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year’s annual meeting of shareholders (an annual meeting date outside such period being referred to herein as an (“Other Meeting Date”)), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting of shareholders, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):
A)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Shareholder owns, and has continuously owned for the preceding Minimum Ownership Period, the Minimum Number of shares, and the Nominating Shareholder’s agreement to provide, within five (5) business days after the record date for the annual meeting of shareholders, written statements from the record holder and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Minimum Number of shares through the record date;
B)    an agreement to hold the Minimum Number of shares through the annual meeting of shareholders and to provide immediate notice if the Nominating Shareholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting of shareholders;
C)    a Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder, as applicable, in accordance with Securities and Exchange Commission rules;
D)    the written consent of each Shareholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a Shareholder Nominee and to serving as a director if elected;

E)    a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder: (1) the information that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 2.15; (2) a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the intent of changing or influencing control of the Corporation; (3) a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting of shareholders any person other than such Nominating Shareholder’s Shareholder Nominee(s); (4) a representation and warranty that the Nominating Shareholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting of shareholders, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors; (5) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting of shareholders; (6) a representation and warranty that each Shareholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate the Corporation’s Articles of Incorporation, these By-Laws, applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (7) a representation and warranty that each Shareholder Nominee: (i) does not have any direct or indirect relationship with the Corporation that would cause the Shareholder Nominee to be deemed not independent pursuant to the Corporation’s standards in its Corporate Governance Principles and otherwise qualifies as independent under any other standards established by the Corporation and the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; (ii) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; (iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (iv) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee; (v) meets the director qualifications set forth in the Corporation’s Corporate Governance Principles, Board committee charters, and any other standards established by the Board and Corporation; (vi) is not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offices) or has within the past ten years been convicted in such a criminal proceeding; (8) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2.15(c); (9) a representation and warranty that the Nominating

Shareholder intends to continue to satisfy the eligibility requirements described in Section 2.15© through the date of the annual meeting of shareholders; (10) details of any position of a Shareholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, and of any other relationship with or financial interest in any competitor, within the three years preceding the submission of the Nomination Notice; (11) if desired, a Supporting Statement; and (12) in the case of a nomination by a Nominating Shareholder comprised of a group, the designation by all Eligible Shareholders in such group of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;
F)    an agreement, in a form deemed satisfactory by the Board of Directors, executed by the Nominating Shareholder (or in the case of a group of Eligible Shareholders, executed by each Eligible Shareholder in such group) pursuant to which such Nominating Shareholder (or each Eligible Shareholder in such group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Shareholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly and severally with all other Eligible Shareholders, in the case of a group of Eligible Shareholders that comprises the Nominating Shareholder) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.15(d)(1); (5) in the event that any information included in the Nomination Notice or any other communication by the Nominating Shareholder (including any Eligible Shareholder within a group) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in any material respect (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the

Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Shareholder (including any Eligible Shareholder within a group) has failed to continue to satisfy the eligibility requirements described in Section 2.15(c), to promptly notify the Corporation; and
G)    an agreement, in a form deemed satisfactory by the Board of Directors, executed by each Shareholder Nominee which provides that: (1) the Shareholder Nominee will deliver to the Corporation such other information and certifications, including completion of the Corporation’s director nominee questionnaire, as the Corporation may reasonably request; (2) at the reasonable request of the Board of Directors, any committee or any person employed by the Corporation, the Shareholder Nominee will meet with the Board of Directors, any committee or any person employed by the Corporation to discuss matters relating to the nomination of such Shareholder Nominee to the Board of Directors, including the information provided by such Shareholder Nominee to the Corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the Board of Directors; (3) such Shareholder Nominee has read and agrees, if elected, to comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors, and understands that any material breach of these by a director may constitute cause for removal from the Board of Directors, without limiting any other causes for removal under the Corporation’s Articles of Incorporation, these By-Laws or otherwise under law; and (4) such Shareholder Nominee is not and will not become a party to: (i) any agreement, arrangement or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification in connection with being a Shareholder Nominee that has not been fully disclosed to the Corporation prior to or concurrently with the Nominating Shareholder’s submission of the Nomination Notice; (ii) any agreement, arrangement, or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director of the Corporation; (iii) any agreement, arrangement or understanding with any person or entity as to how such Shareholder Nominee, if elected, will vote or act on any issue (a “Voting Commitment”) except such as is already existing and has been fully disclosed to the Corporation prior to or concurrently with the Nominating Shareholder’s submission of the Nomination Notice; or (iv) any Voting Commitment that could limit or interfere with such Shareholder Nominee’s ability to comply, if elected, with his or her fiduciary duties under applicable law. A material breach by a director of any of the foregoing may constitute cause for removal of such director by the Board of Directors.
2)    The information and documents required by this Section 2.15(d) to be provided by the Nominating Shareholder shall be: (A) provided with respect to and executed by each Eligible Shareholder in the group in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders and (B) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (y) in the case of a Nominating Shareholder that is an entity and (z) in the case of a Nominating Shareholder that is a group that includes one or more Eligible Shareholders that are entities.
3)    The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 2.15(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to and received by the Secretary.
(e)    Exceptions.
(1)    Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if:
A)    the Corporation receives a notice pursuant to Section 2.6 of these By-laws and/or pursuant to Rule 14a-19 of the Exchange Act that any shareholder (whether or not such shareholder is a Nominating Shareholder) intends to nominate a candidate for director at the annual meeting of shareholders, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
B)    the Nominating Shareholder (or, in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder), or any qualified representative thereof, does not appear at the annual meeting of shareholders to present the nomination submitted pursuant to this Section 2.15, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting of shareholders declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.15 and shall therefore be disregarded;
C)    the Board of Directors determines that such Shareholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-Laws or the Corporation’s Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;
D)    such Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 2.15 at one of the Corporation’s two preceding annual meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such annual meeting of shareholders or received a vote of less than 25% of the shares of common stock entitled to vote for such Shareholder Nominee;
E)    such Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;
F)    the Corporation or the Shareholders have previously removed the Shareholder Nominee, when elected as a director, for cause pursuant to these By-Laws, the Articles of Incorporation or otherwise under law;
G)    the Corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or such Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 2.15(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under this Section 2.15.
(2)    Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Nomination Notice, if the Board of Directors determines that:
A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation (including the Corporation), partnership, association or other entity, organization or governmental authority;
C)    the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or
D)    the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.
(f)    The Corporation may solicit against, and include in its proxy statement its own statement relating to, any Shareholder Nominee.
(g)    Except as may be required by Rule 14a-19 under the Exchange Act, this Section 2.15 shall be the exclusive method for shareholders to include Shareholder Nominees for election to the Board of Directors in the Company’s proxy materials.

ARTICLE III.
Directors
3.1    General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, except as may otherwise be provided by law or in the Articles of Incorporation.

3.2    Chair of the Board. The Chair of the Board shall be elected by the Board of Directors and shall be a member of the Board of Directors. The Chair of the Board shall, if present, preside at all meetings of the Board of Directors and shall have such powers and perform such duties as are assigned to the Chair of the Board by the Board of Directors.

3.3    Lead Independent Director. The Board of Directors may include a Lead Independent Director. The Lead Independent Director shall (i) preside at all meetings of the Board of Directors at which the Chair of the Board and the Vice Chair of the Board are not present, provided that the Lead Independent Director shall preside over all executive sessions of the Board, (ii) preside over the executive sessions of the Directors who have been determined by the Board of Directors to be “independent directors” (any such Director, an “Independent Director”), (iii) serve as a liaison between the Chair of the Board and the Board of Directors, and (iv) exercise and perform such other powers and duties as may be assigned to the Lead Independent Director by these By-Laws or the Board of Directors. If the Board of Directors determines to have a Lead Independent Director, the Lead Independent Director shall be an Independent Director and shall be elected by a majority of the Independent Directors annually.

3.4    Number; Election and Terms; Qualifications.
(a)     The number of Directors of the Corporation shall not be less than three (3) nor more than ten (10), with the actual number of Directors being fixed from time to time by resolution of the Board of Directors.
(b)     The Board of Directors shall be divided into three (3) classes, designated as Class I, Class II and Class III, respectively, as nearly equal in number as possible. No decrease in the number of Directors shall shorten the term of any incumbent director.
(c)     Each Director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such Director was elected; provided that (i) each Director initially appointed to Class I shall serve for an initial term expiring at the annual meeting of shareholders in 2015, (ii) each Director initially appointed to Class II shall serve for an initial term expiring at the annual meeting of shareholders in 2016, and (iii) each Director initially appointed to Class III shall serve for an initial term expiring at the annual meeting of shareholders in 2017. No Director, other than a Director who is also an employee of the Company, shall serve more than four (4) consecutive three-year terms in such capacity unless otherwise determined by the Board of Directors; provided, however, that any years spent serving an incomplete term shall not be considered in such calculation. In addition, a Director shall automatically retire at the close of the first annual shareholders meeting following his or her 72nd birthday, unless otherwise determined by the Board of Directors. The foregoing notwithstanding, each Director shall serve until his or her successor shall have been duly elected and qualified, unless such Director shall resign, become disqualified, disabled or otherwise be removed.
(d)     At each annual election beginning at the annual meeting of shareholders in 2015, the successors to the class of Directors whose term then expires shall be elected to the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality in number of Directors among the classes. In the event of failure to hold an annual meeting of shareholders or to hold such election thereat, Directors may be elected at any special meeting of shareholders called for the purpose of electing Directors. At such election, the Chair of the Board or the Secretary may appoint inspectors or judges who shall report to the meeting upon the validity of all proxies received, count the votes cast and make a report thereof to the shareholders’ meeting, and, in the absence of any such appointments, the Secretary of the Corporation shall report to the meeting upon the validity of all proxies received, count the votes cast and make a report thereof at the shareholders’ meeting.
(e)     Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.
(f)     The Corporation does not intend for the provisions of Indiana Code § 23-1-33-6(c) to apply to the classes and terms of its Directors.

3.5    Removal. Members of the Board of Directors may be removed only in the manner provided for in the Corporation’s Articles of Incorporation.

3.6    Vacancies. Any vacancy occurring in the Board of Directors, from whatever cause arising, shall be filled by selection of a successor by a majority vote of the remaining members (even if less than a quorum) of the Board of Directors. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of election or selection.

3.7    Annual and Regular Meetings. The Board of Directors shall meet annually, without notice, immediately following the annual meeting of the shareholders, for the purpose of transacting such business as properly may come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times and at such places as shall be fixed by resolution adopted by the Board of Directors and specified in a notice of each such regular meeting, or otherwise communicated to the Directors. The Board of Directors may at any time alter the date for the next regular meeting of the Board of Directors.

3.8    Special Meetings; Waivers. Special meetings of the Board of Directors may be called by the Chair of the Board, the Lead Independent Director, the Chief Executive Officer or by one quarter (1/4) of the whole authorized number of Directors, upon not less than forty-eight (48) hours’ notice given to each Director of the date, time, and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

3.9    Quorum and Vote Required to Take Action. A majority of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Indiana Business Corporation Law, the Corporation’s Articles of Incorporation or these By-Laws.

3.10    Written Consents. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 3.10 is effective when the last Director signs the written consent, unless the written consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed written consents returned to the Corporation by facsimile or other electronic transmission may be relied upon as, and shall have the same effect as, originals of such written consents. A written consent signed under this Section 3.10 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.

3.11    Participation Other Than in Person. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously, hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

3.12    Compensation. Each Director shall receive such compensation for service as a Director as may be fixed by the Board of Directors from time to time.

ARTICLE IV.
Committees

4.1    Committees. The Board of Directors may create one (1) or more committees and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. Each Committee so created shall have two (2) or more members; may exercise the authority of the Board of Directors to the extent specified in the resolution and permitted by applicable law; and shall serve at the pleasure of the Board of Directors.

4.2    Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these By-Laws, with such changes in the context of these By-Laws as are necessary to substitute the committee and its members for the Board of Directors and its members, except that the time of regular meeting of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, and special meetings of committees may also be called by resolution of the Board of Directors. The Board of Directors may adopt rules for government of any committee not inconsistent with the provisions of these By-Laws.

ARTICLE V.
Officers
5.1    Positions. The officers of the Corporation shall include the Chair of the Board, Chief Executive Officer, the Chief Financial Officer, and the Secretary. The Board of Directors may also elect a Vice Chair of the Board, a President, a Treasurer, a Controller, a Chief Accounting Officer, one or more Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof.

5.2    Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders and need not be selected from among the members of the Board of Directors. The Chief Executive Officer may be a member of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to officers appointed by the Chief Executive Officer, also at the pleasure of the Chief Executive Officer, and shall hold office from the date of their election until the next succeeding annual meeting of the Board of Directors or until their successors are elected and shall qualify.

5.3    Removal; Vacancies. The Board of Directors may remove any officer at any time with or without cause. Vacancies in any offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors.

5.4    Chair of the Board. The Chair of the Board shall, if present, preside at all meetings of the Board of Directors and of the shareholders and shall have such powers and perform such duties as are customary to that office and as are assigned to the Chair of the Board by the Board of Directors.

5.5    Vice Chair of the Board. In the absence of the Chair of the Board, the Vice Chair of the Board, if elected, shall preside at all meetings of the Board of Directors and of the shareholders and shall have such powers and perform such duties as are customary to that office and as are assigned to the Vice Chair of the Board by the Chair of the Board or the Board of Directors.

5.6    Lead Independent Director. In the absence of the Chair of the Board and the Vice Chair of the Board, the Lead Independent Director, if elected, shall preside at all meetings of the

Board of Directors and of the shareholders and shall have such powers and perform such duties as are customary to that office and as are assigned to the Lead Independent Director by the Board of Directors.

5.7    Chief Executive Officer. The Chief Executive Officer shall be the chief executive and principal policymaking officer of the Corporation. Subject to the authority of the Board of Directors, the Chief Executive Officer shall formulate the major policies to be pursued in the administration of the Corporation’s affairs. The Chief Executive Officer shall study and make reports and recommendations to the Board of Directors with respect to major activities of the Corporation and shall see that the established policies are placed into effect and carried out. In the absence of the Chair of the Board, the Vice Chair of the Board and the Lead Independent Director, if elected, the Chief Executive Officer shall preside at meetings of the shareholders and, if a Director, at meetings of the Board of Directors.

5.8    President. Subject to the provisions of Section 5.4, the President shall exercise the powers and perform the duties which ordinarily appertain to such office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors and the Chief Executive Officer, or as may be provided for in these By-Laws. In connection with the performance of the President’s duties, the President shall keep the Chair of the Board and the Chief Executive Officer fully informed as to all phases of the Corporation’s activities. In the absence of the Chair of the Board, the Vice Chair of the Board, the Lead Independent Director and the Chief Executive Officer, the President shall preside at meetings of the shareholders and, if a Director, at meetings of the Board of Directors.

5.9    Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and shall perform all of the duties customary to that office. The Chief Financial Officer shall be responsible for all of the Corporation’s financial affairs, subject to the supervision and direction of the Chief Executive Officer, and shall have and perform such further powers and duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer may, from time to time, delegate to the Chief Financial Officer.

5.10    Secretary. Subject to the authority of the Board of Directors, the Chief Executive Officer and the President, the Secretary shall have the custody of the corporate seal and records of the Corporation and charge of all the records of the Corporation. The Secretary shall act as secretary at meetings of the shareholders (subject to Section 2.4 of these By-Laws) and at meetings of the Board of Directors and enter the minutes of such meetings in a book provided for that purpose and shall attend to publishing, giving and serving all official notices of the Corporation. The Secretary shall perform all of the other duties customary to that office and such other duties as may be assigned to the Secretary.

5.11    Assistant Secretaries. In the absence or disability of the Secretary, the Assistant Secretaries shall act with all the powers of the Secretary. They shall perform such other duties as may be assigned to them.

5.12    Executive Vice Presidents. Each Executive Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer or the President may, from time to time, delegate to such Executive Vice President.

5.13    Vice Presidents. Each Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer, the President or other superior officers within the Corporation may, from time to time, delegate to such Vice President.

5.14    Treasurer. The Treasurer, if any, shall be responsible for the treasury functions of the Corporation, subject to the supervision of the Chief Financial Officer.

5.15    Assistant Treasurers. In the absence or disability of the Treasurer, the Assistant Treasurers shall act with all the powers of the Treasurer. They shall perform such other duties as may be assigned to them.

5.16    Controller. The Controller, if any, shall perform all of the duties customary to that office, subject to the supervision and direction of the Chief Financial Officer or other superior officers within the Corporation.

5.17    Chief Accounting Officer. Subject to the authority of the Board of Directors, the Chief Executive Officer, the President and the Chief Financial Officer, the Chief Accounting Officer shall have general supervision of the accounting of the Corporation. The Chief Accounting Officer shall perform such other duties as may be assigned to the Chief Accounting Officer.

ARTICLE VI.
Contracts, Checks and Loans
6.1    Negotiable Instruments. The Chief Executive Officer, the President or the Chief Financial Officer may authorize the use of facsimile signatures for certain types of accounts maintained by the corporation or with respect to checks or drafts which are less than a designated amount. The Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer also may authorize employees of particular business units of the corporation to sign or authorize checks, drafts, other negotiable instruments and electronic funds transfers up to a designated dollar amount if the Corporation’s Audit and Management Group (or any successor to such Group) certifies that such business unit meets such standards regarding internal control as may be specified by the Chief Executive Officer, the President or the Chief Financial Officer. Except as so authorized, all checks, drafts, other negotiable instruments and electronic funds transfers shall be made in the name of the Corporation and signed or authorized by one officer or employee of the Corporation and countersigned or counterauthorized by a different officer or employee of the Corporation. The Chief Executive Officer, the President and the Chief Financial Officer each are authorized and empowered to designate in writing both officer and non-officer employees of the Corporation who shall be empowered to sign or countersign checks, drafts, and negotiable instruments for and on behalf of the Corporation, and any such written designation shall have the same force and binding legal effect on the Corporation as a resolution of the Board of Directors so empowering such officer or non-officer employees. Any such written designation may be revoked at any time by the Chief Executive Officer, the President or the Chief Financial Officer, and, in their absence or unavailability, any member of the Board of Directors may revoke such written designation.

6.2    Contracts and Documents. The Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer or the President may, in the Corporation’s name, sign all deeds, leases, contracts or similar documents that may be authorized by the Board of Directors unless otherwise directed by the Board of Directors or otherwise provided herein or in the Articles of Incorporation or as otherwise required by law. The Chair of the Board, the Chief Executive Officer or the President is authorized and empowered to designate in writing both officer and non-officer employees of the Corporation who shall be empowered to sign contracts or other documents for and on behalf of the Corporation, and any such written designation shall have the same force and binding legal effect on the Corporation as a resolution of the Board of Directors so empowering such officer or non-officer employees. Any such written designation may be revoked at any time by the Chair of the Board, the Chief Executive Officer or the President, and, in their absence or unavailability, any member of the Board of Directors may revoke such written designation.

ARTICLE VII.
Stock
7.1    Stock Certificates. All shares of any or all of the Corporation’s classes or series of stock shall be issued, recorded and transferred exclusively in uncertificated book-entry form in accordance with a direct registration program operated by a clearing agency registered under Section 17A of the Exchange Act. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the Indiana Business Corporation Law or a statement that the Corporation will furnish without charge to each shareholder who so requires the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitation or restrictions of such preferences and/or rights.

7.2    Transfers. Transfers of shares of capital stock of the Corporation shall be made only on the stock record of the Corporation by the holder of record thereof or by his attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Corporation or the transfer agent thereof and upon receipt of proper transfer instructions from the registered owner of such shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

7.3    Stock Records. The stock records of the Corporation shall be kept at its principal office, unless the Corporation appoints a transfer agent or registrar, in which case the Corporation shall keep at its principal office a complete and accurate shareholders’ list giving the names and addresses of all shareholders and the number and class of shares held by each, which shall be updated periodically as determined by the Secretary, but not less frequently than quarterly, and which shall be updated as of each record date established with respect to a meeting of shareholders or other shareholder action. If a transfer agent is appointed by the Corporation, shareholders shall give written notice of any changes in their addresses from time to time to the transfer agent.

7.4    Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VIII.
Seal
The Corporation shall have a corporate seal which shall be as follows: A circular disc, on the outer margin of which shall appear the corporate name and State of Incorporation, with the words “Corporate Seal” through the center, so mounted that it may be used to impress these words in raised letters upon paper.

ARTICLE IX.
Miscellaneous
9.1    Indiana Business Corporation Law. The provisions of the Indiana Business Corporation Law, as amended, applicable to all matters relevant to, but not specifically covered by, these By-Laws are hereby, by reference, incorporated in and made a part of these By-Laws.

9.2    Fiscal Year. The fiscal year of the Corporation shall begin with the first day of July and terminate on the thirtieth day of June of each year.

9.3    Election to be Governed by Indiana Code § 23-1-42.
(a) The Corporation shall be governed by the provisions of Chapter 42 of the Indiana Business Corporation Law, as amended. In addition, any or all control shares acquired in a control share acquisition shall be subject to redemption by the Corporation if either:
(1)     no acquiring person statement has been filed with the corporation with respect to such control share acquisition in accordance with Ind. Code § 23-1-42-6, or
(2)     the control shares are not accorded full voting rights by the corporation’s shareholders as provided in Ind. Code § 23-1-42-9.

(b) A redemption pursuant to Section 9.3(a) above may be made at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person. A redemption pursuant to Section 9.3(b) above may be made at any time during the period ending two (2) years after the shareholder vote with respect to the granting of voting rights to such control shares. Any redemption pursuant to this Section 9.3 shall be made at the fair value of the control shares and pursuant to such procedures for such redemption as may be set forth in these By-Laws or adopted by resolution of the Board of Directors. As used in this Section 9.3, the terms “control shares,” “control share acquisition,” “acquiring person statement” and “acquiring person” shall have the meanings ascribed to such terms in Ind. Code § 23-1-42.

9.4    Election to be Governed by Indiana Code § 23-1-43. Effective upon the registration of any class of the Corporation’s shares under Section 12 of the Exchange Act, the Corporation shall be governed by the provisions of Ind. Code § 23-1-43 regarding business combinations.

9.5  Amendments. Except as otherwise required by the Corporation’s Articles of Incorporation or by the Indiana Business Corporation Law, these By-Laws may be rescinded, changed, or amended, and provisions hereof may be waived (1) by the affirmative vote of a majority of the Directors then in office at any meeting of the Board of Directors or (2) by the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of the shareholders for which the meeting notice designates that rescinding, changing, or amending such provisions of these By-Laws is to be considered.

9.6    Definition of Articles of Incorporation. The term “Articles of Incorporation” as used in these By-Laws means the articles of incorporation of the Corporation as from time to time are in effect.

9.7    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Indiana state and U.S. federal courts located in the State of Indiana shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation or By-Laws, or (iv) any action against the Corporation or any director, officer or other employee of the Corporation asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this By-Law.

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These Amended and Restated By-Laws were adopted by the Board of Directors on September 18, 2024.